Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated August 20, 2007 (including amendments thereto) with respect to the Common Stock of Hanover Capital Mortgage Holdings, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 20, 2007

RCG PB, LTD By: Ramius Advisors, LLC, its investment manager	RAMIUS CAPITAL GROUP, L.L.C. By: C4S & Co., L.L.C., as managing member

RAMIUS ADVISORS, LLC By: Ramius Capital Group, L.L.C., its sole member	C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

/s/ Jeffrey M. Solomon
JEFFREY M. SOLOMON

Individually and as attorney-in-fact
for Peter A. Cohen, Morgan B. Stark
and Thomas W. Strauss